Encision Reports 9% Revenue Increase in Third Quarter Results

BOULDER, Colo., Jan. 26, 2012 /PRNewswire/ -- Encision Inc. (ECIA:PK), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its third fiscal quarter ended December 31, 2011.

The Company recorded a net loss of $81,000 or $(0.01) per share for the third quarter ended December 31, 2011 on net product revenue of $2.689 million and net service revenue of $478 thousand. Total revenue of $3.167 million represented a 9% increase from total revenue of $2.917 million for the third quarter ended December 31, 2010. The Company recorded net income of $234 thousand, or $0.04 per share for the third quarter ended December 31, 2010.

Gross profit margin, on total revenue, for the third quarter ended December 31, 2011 was 55% as compared to 62% for the third quarter ended December 31, 2010. The gross profit margin decrease from the third quarter ended December 31, 2010 was due to higher material costs, and higher unit overhead costs as a result of lower product revenue volume.

The Company recorded a net loss of $570,000 or $(0.09) per share for the first nine months ended December 31, 2011 on net product revenue of $8.352 million and net service revenue of $1.266 million. Total revenue of $9.618 million represented an 11% increase from total revenue of $8.695 million for the first nine months ended December 31, 2010. The Company recorded a $30 thousand net loss, or $0.00 per share for the first nine months ended December 31, 2010.

Gross profit margin, on total revenue, for the first nine months ended December 31, 2011 was 53% as compared to 63% for the first nine months ended December 31, 2010. The gross profit margin decrease from the first nine months ended December 31, 2010 was due to higher material costs, higher unit overhead costs as a result of lower product revenue volume, and a one-time charge of $430,000, which occurred in the second quarter ended September 30, 2011, for a voluntary recall of certain electrode product, as announced in the Company's press release of October 17, 2011.

"Clearly, we are disappointed in our third quarter results," said Fred Perner, President and CEO, who joined Encision in mid-September 2011. "In the third quarter, we instituted a plan to focus on quality and our customers with the intention to increase our product revenue. And, at the beginning of January 2012, we eliminated some full-time and temporary personnel and reduced other outside services. We have begun to see positive product revenue results, with an increase in December's product revenue over the average product revenue of October and November and, as a result of our reduced expenses, we are well positioned upon entering our fourth quarter and next fiscal year."

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2011 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

Encision Inc. Condensed Balance Sheets (Amounts in thousands) (Unaudited)
	December 31, 2011	March 31, 2011
ASSETS
Cash and cash equivalents	$ 6	$ 120
Accounts receivable, net	1,427	1,160
Inventories, net	2,677	2,604
Prepaid expenses	75	74
Total current assets	4,185	3,958
Equipment, net	1,530	1,169
Patents, net	271	260
Other assets	--	24
Total assets	$ 5,986	$ 5,411
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 1,116	$ 674
Accrued compensation	332	261
Other accrued liabilities	544	287
Line of credit	756	435
Total current liabilities	2,748	1,657
Common stock and additional paid-in capital	19,838	19,783
Accumulated (deficit)	(16,600)	(16,029)
Total shareholders' equity	3,238	3,754
Total liabilities and shareholders' equity	$ 5,986	$ 5,411

Encision Inc. Condensed Statements of Operations (Amounts in thousands, except per share information) (Unaudited)
	Three Months Ended		Nine Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net revenue:
Product	$ 2,689	$ 2,917	$ 8,352	$ 8,646
Service	478	––	1,266	49
Total revenue	3,167	2,917	9,618	8,695
Cost of revenue:
Product	1,195	1,096	3,981	3,150
Service	231	––	551	45
Total cost of revenue	1,426	1,096	4,532	3,195
Gross profit	1,741	1,821	5,086	5,500
Operating expenses:
Sales and marketing	1,058	964	3,308	3,225
General and administrative	407	341	1,289	1,134
Research and development	338	269	1,011	1,136
Total operating expenses	1,803	1,574	5,608	5,495
Operating income (loss)	(62)	247	(522)	5
Interest and other income (expense), net	(19)	(13)	(48)	(35)
Income (loss) before provision for income taxes	(81)	234	(570)	(30)
Provision for income taxes	––	––	––	––
Net income (loss)	$ (81)	$ 234	$ (570)	$ (30)
Net income (loss) per share—basic and diluted	$ (0.01)	$ 0.04	$ (0.09)	$ 0.00
Basic and diluted weighted average number of shares	6,455	6,455	6,455	6,455